Exhibit 5.1

                           PAULA WINNER BARNETT, ESQ.
                                 ATTORNEY AT LAW
                                17967 BORIS DRIVE
                                ENCINO, CA 91316
                                   ----------
                  Telephone 818-776-9881 Facsimile 818-743-7491
                             pwbarnett@sbcglobal.net

                                                                  April 26, 2005

Calypte Biomedical Corporation
5000 Hopyard Road, Suite 480
Pleasanton, CA  94588

                                          Re: Registration Statement on Form S-3


Ladies and Gentlemen:

I have acted as counsel to Calypte Biomedical Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement, Amendment No. 3 to Form SB-2 on Form S-3 (the "Registration Statement"), being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") on or about the date hereof, with respect to the offering from time to time by certain stockholders of the Company ("Selling Security Holders"), as detailed in the Registration Statement, of up to 39,588,810 shares of the Company's common stock, $0.03 par value (the "Common Stock") (collectively, the "Shares") as follows:

      o 28,767,500 shares of Common Stock, including 20,000,000 shares of Common Stock that are currently issued and outstanding and 8,767,500 shares of Common Stock which are issuable upon exercise of warrants to purchase Common Stock, issued in connection with that certain Securities Purchase Agreement dated May 28, 2004;

      o 4,002,800 shares of Common Stock, including 1,250,000 shares of Common Stock that are currently issued and outstanding and 2,752,800 shares of Common Stock which are issuable upon exercise of warrants to purchase Common Stock, issued in connection with that certain Securities Purchase Agreement dated July 9, 2004;

      o 2,109,336 shares of Common Stock that are currently issued and outstanding that were issued in connection with that certain $1,000,000 10% convertible debenture issued on January 14, 2003 and 991,465 shares of Common Stock that are currently issued and outstanding that were isseud in connection with that certain $400,000 10% convertible debenture issued on March 13, 2003;

      o 1,275,000 shares of Common Stock which are issuable upon exercise of warrants to purchase shares of Common Stock that were issued in connection with that certain $10,000,000 5% Promissory Note Commitment Agreement, as amended;

      o 1,172,205 shares of Common Stock which are currently issued and outstanding that were issued in connection with that certain License Agreement and Technology Transfer Agreement;

      o 641,710 shares of Common Stock which may be issuable upon conversion of the remaining $60,000 aggregate principal amount of those certain 12% convertible debentures, including accrued interest and other amounts;

      o 528,794 shares of Common Stock which are issuable upon exercise of warrants to purchase shares of Common Stock or pursuant to other agreements that were entered into in connection with the procurement of certain goods and services (collectively, the "Vendor Grants"); and


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      o     100,000 shares of Common Stock which are issuable upon exercise of a warrant to purchase shares of Common Stock that was issued in connection with that certain $300,000 12% convertible debenture.

In connection with this opinion, I have examined the following records, documents and instruments:

(a) The Amended and Restated Certificate of Incorporation of the Company, as amended to date, certified by the Secretary of State of the State of Delaware as of February 1, 2005;

(b)   The Bylaws of the Company, as amended to date;

(c) A certificate of good standing issued by the Secretary of State of the State of Delaware as of April 25, 2005.

(d) Such records of corporate proceedings of the Company as I deemed appropriate for the purposes of this opinion;

(e) An officers' certificate of the Company certifying certain factual matters of the Company;

(f) A certificate from American Stock Transfer and Trust Company, the transfer agent of the Company, as to the number of shares of common stock of the Company outstanding as of April 25, 2005;

(g) The Securities Purchase Agreement dated May 28, 2004, and related agreements thereto, the Securities Purchase Agreement dated July 9, 2004, and related agreements thereto, the agreements in connection with the 10% convertible debenture issued on January 14, 2003 and March 13, 2003, the agreements in connection with the $10,000,000 5% Promissory Note Commitment Agreement and amendments thereto, the License Agreement and Technology Transfer Agreement, the agreements in connection with the Vendor Grants and the agreements in connection with the 12% convertible debentures (collectively, the "Agreements"); and

(h)   The Registration Statement and the exhibits thereto.

In addition, I have examined such records, documents, certificates of public officials and of the Company, and considered such questions of law as I have deemed necessary for the purpose of rendering the opinion set forth below.

In my examination of the foregoing, I have assumed the authenticity of all records, documents and instruments submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to me as certified, conformed or photostatic copies. With regard to certain factual matters, I have relied upon statements and representations of officers of the Company.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware which I have for purposes of this opinion assumed are the same as the laws of the State of California.

Based upon and subject to the foregoing and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold; (ii) the full consideration stated in the Agreements and set by the Board of Directors when authorizing the issuance of the Shares was received by the Company; (iii) the Shares are issued in accordance with the terms of the Agreements and the resolutions authorizing their issuance; (iv) appropriate stock certificates evidencing the Shares are executed and delivered; and (v) all applicable securities laws are complied with, it is my opinion that when issued, the Shares will be duly authorized and validly issued, fully paid and nonassessable.


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I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinion expressed herein after the date hereof.

I hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to my firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                            PAULA WINNER BARNETT, ESQ.

                                            /s/ Paula Winner Barnett